UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                       Commission File Number: 033-30330

                        KANEB PIPE LINE PARTNERS, L.P.
            (Exact name of registrant as specified in its charter)

                         2435 NORTH CENTRAL EXPRESSWAY
                            RICHARDSON, TEXAS 75080
                                (972) 699-4062
  (Address, including zip code and telephone number, including area code, of registrant's
                          principal executive offices)

                                     UNITS
            (Title of each class of securities covered by this Form)

                                     NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [X]        Rule 12h-3(b)(1)(i)     [X]
Rule 12g-4(a)(1)(ii)    [ ]        Rule 12h-3(b)(1)(ii)    [ ]
Rule 12g-4(a)(2)(i)     [ ]        Rule 12h-3(b)(2)(i)     [ ]
Rule 12g-4(a)(2)(ii)    [ ]        Rule 12h-3(b)(2)(ii)    [ ]
                                   Rule 15d-6              [ ]

   Approximate number of holders of record as of the certification or notice date: 1

      Pursuant to the requirements of the Securities Exchange Act of 1934, Kaneb Pipe Line Partners, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: July 5, 2005

                                    KANEB PIPE LINE PARTNERS, L.P.
                                   By: Kaneb Pipe Line Company LLC, its general partner
                                   By:  Kaneb Services LLC, its sole member
                                   By:  Valero L.P., its sole member
                                   By:  Riverwalk Logistics, L.P., its general
                                        partner
                                   By:  Valero GP, LLC, its general partner

                                         /s/ Bradley C. Barron
                                   ----------------------------
                                     Name:   Bradley C. Barron
                                     Title:  Managing Counsel and Corporate
                                             Secretary